Exhibit 4.15

MANUFACTURING AGREEMENT

By this Agreement, that becomes effective as from April 16th, 1999, on one side, COCA-COLA INDÚSTRIAS LTDA., a private limited liability company, organized according to the country laws, enrolled with the Legal Persons National Registry of the Ministry of Finance under number 45.997.418/0001-53, with headquarters at Praia do Botafogo, 374 - 12o. andar, parte, Rio de Janeiro, State of Rio de Janeiro (hereinafter referred to as “PARTNERSHIP”) and, on the other side, SPAL - INDUSTRIA BRASILEIRA DE BEBIDAS S.A., enrolled with the Legal Persons National Registry of the Ministry of Finance under number 61.186.888/0001-93, with headquarters at Av. Engenheiro Alberto de Zagottis, 352, Jurubatuba, Sao Paulo, State of Sao Paulo (hereinafter referred to as “MANUFACTURER”); and as Intervening Party, THE COCA-COLA COMPANY, an American Corporation, organized and operating under the laws of the State of Delaware, United States of America (hereinafter referred to as “COMPANY”);

WHEREAS

A)	the Company is dedicated to the manufacture and sale of certain concentrates and beverage bases (hereinafter referred to as “BEVERAGE BASES”), formulas of which are industrial secrets of the Company, from which the syrups are prepared (hereinafter referred to as “SYRUPS”) for the production of non-alcoholic soft drink beverages; that the Company is also dedicated to the manufacture and sale of Syrups, used for the preparation of certain non-alcoholic beverages (hereinafter referred to as “BEVERAGES”) better described in the Exhibit I, which are offered to sale in bottles and other recipients and in further under other forms or manners;

B)	the Company is the holder (i) of the trademarks listed in the Exhibit II, which distinguish the referred Beverage Bases, Syrups and Beverages; as well as (ii) of several trademarks relating to Characteristic Recipients, in various sizes, in which the Beverages are being commercialized for many years and, further, is holder of (iii) figurative trademarks consisting of a Wave (“Dynamic Ribbon Devices”) used for advertising and commercialization of some of the Beverages (all these trademarks are hereinafter referred, in this Agreement, jointly or severally, to as “Trademarks”);

C)	The Partnership, by virtue of a license granted thereto by the Company, registered at the Industrial Property National Institute, is authorized to use the Trademarks in the manufacture, preparation, promotion, advertising, and sale of products protected by the Trademarks, as well as upon the agreement of the Company, enter into manufacturing agreements with physical or legal persons, in Brazil, to prepare and bottle the Beverages protected by the referred Trademarks and use these Trademarks in connection with the Beverage;

D)	the Manufacturer requested the authorization of the Partnership to use the Registered Trademarks in connection with preparation, packaging, distribution and sale operations of the Beverages in certain geographic area of Brazil, following delimited and described (hereinafter referred to as “TERRITORY”):

1.	“An area in the State of SÃO PAULO, limited by a line that begins in and includes the City of PIRAPORA DO BOM JESUS and from this point in straight line, towards the Northeast, until but EXCLUDING the City of CAMPO LIMPO

PAULISTA; from this point, in straight line, towards the Northeast, until but EXCLUDING the City ofATIBAIA; from this point, in straight line, towards the Southeast, until and including the City of BOM JESUS DOS PERDÕES; from this point, in straight line, towards the Southeast, until and including the City of IGARATÁ; from this point, in straight line, towards the Southeast, until and including the locality of GRAMA; but EXCLUDING the City of SALESÓPOLIS; from this point, in straight line, towards the Northeast, towards the City of PARATI, in the State of RIO DE JANEIRO, but finishing in the frontier of the States of SÃO PAULO and RIO DE JANEIRO; from this point, in straight line, towards the Southeast, following this frontier up to the coast; from this point, in straight line, towards the Southeast following the coast up to the frontier with the State of PARANA; from this point, in straight line, towards the Northeast, following the frontier line with the State of PARANÁ, until and including the city of BARRA DO TURVO; from this point, in straight line, towards the Northeast, following the frontier line with the State of PARANÁ, until but EXCLUDING the locality of PAVÃO; from this point, in straight line, towards the Northeast, until but EXCLUDING the City of IPORANGA; from this point, in straight line, towards the Northeast, until but EXCLUDING the City of TAPIRAI; from this point, in straight line, towards the Northeast, until but EXCLUDING the City of IBIÚNA; from this point, in straight line, towards the Northeast, until and EXCLUDING the City of SÃO ROQUE; from this point, in straight line, towards the Northeast, until the City of PIRAPORA DO BOM JESUS, initial point of this Official Territory”.

2. “All coast islands of Sao Paulo are included in this Official Territory”.

E)	the Partnership is inclined to grant to the Manufacturer the authorization requested, under the terms and conditions determined herein.

The Parties hereto have agreed and contracted the following:

I - AUTHORIZATION

1. The Partnership, with the approval of the Company, grants the authorization to the Manufacturer, which is obligated thereto, under the terms and conditions of this Agreement, to prepare and pack the Beverages into Authorized Recipients, as following defined, and distribute and sell them under the Trademarks, exclusively into the TERRITORY.

2. The Partnership will have the right, during the duration of this Agreement, at its discretion, to approve, for each Beverage, the types, sizes, forms, and other special characteristics of the recipients (hereinafter referred to as “AUTHORIZED RECIPIENTS”), which the Manufacturer authorized to use under the terms of this Agreement for the packing of each of the Beverages. The list of Authorized Recipients for each of the Beverages, in force in the date of this Agreement, is mentioned in the Exhibit III. The Partnership can, upon written notice forwarded to the Manufacturer, allow the use of other Authorized Recipients for the preparation, distribution, and sale of Beverages. Except for the provisions of the Exhibit IV, the Partnership reserves the right to cancel its authorization for each of the Authorized Recipients, in relation to any of the Beverages, upon written notice forwarded to the Manufacturer with six months in advance. It is understood among the Parties that the Partnership, in good faith, will make use of its right of canceling any authorization previously granted, concerning the use of any of the Authorized Recipients, in order to qualify the Manufacturer to prepare, pack, distribute, and sell the Beverages under the terms of this Contract. In the event of such cancellation, the provisions of item 30 (c) will be applied to the recipients, approval of which had been cancelled.

3. The lists, if any, attached hereto, identify the nature of additional authorizations that may come to be granted to the Manufacturer, pursuant to the terms of this Agreement, and rule the specific rights and obligations of each Party, concerning such additional authorizations.

II - OBLIGATIONS OF THE PARTNERSHIP

4. The Partnership is obligated to sell and deliver to the Manufacturer, by itself or through third parties indicated thereby, the quantities of Beverage Bases that come to be periodically ordered by the Manufacturer, in conformity with a delivery schedule to be elaborated by the Partnership, but under the following conditions:

(a)	The Manufacturer will order, and the Partnership will sell and deliver to the Manufacturer, only the quantities of the Beverage Bases that are necessary and sufficient to implement this Agreement;

(b)	The Manufacturer will use the Beverage Bases exclusively for the preparation of beverages according to instructions periodically received by the Partnership, being the Manufacturer obligated not to sell either the Beverage Bases or the Syrup, nor allow that both go to third parties hands without the previous approval of the Partnership in writing;

(c)	The Partnership reserves the absolute and exclusive right of, at any time, determining which should be the formulas, composition or ingredients of the Beverages or Beverage Bases.

5. The Partnership, during the duration of this Agreement, is obligated not to sell or distribute Beverages, as well as not to authorize third parties to sell or distribute them, in the Territory, into Authorized Recipients, reserving the Partnership, however, the right to prepare, pack, distribute and sell the Beverages in the Territory, or authorize third parties to do it, under other manners or form.

III - MANUFACTURER’S OBLIGATIONS CONCERNING THE COMMERCIALIZATION OF BEVERAGES, FINANCIAL CAPACITY AND PLANNING

6. The Manufacturer undertakes, in a permanent way, to develop, stimulate and fully satisfy the demand of each Beverage, within the Territory. The Manufacturer, therefore, undertakes with the Partnership to:

(a)	prepare, pack, distribute and sell, the quantities of each of the Beverages that are necessary under any aspect to fully satisfy the demand of each Beverage into the Territory.

(b)	employ its best efforts and use all adequate, practiced and approved means to integrally develop and take advantage of the maximum potential of the packing, commercializing and distributing business of Beverages in the Territory, through the creation, stimulation and continuous expansion of the future demand and upon complete satisfaction, under all aspects, of the demand existing in relation to each of the Beverages;

(c)	invest the entire capital and spend all resources necessary for the organization, implementation, operation, and maintenance into the Territory of installations and equipment destined to the manufacturing, storage, commercialization, distribution, delivery, transportation, and other installations and equipment, as it comes necessary for the full compliance of obligations assumed herein by the Manufacturer;

(d)	sell and distribute the Beverages into Authorized Recipients, only to retail sellers or final consumers, in the Territory, but being however authorized the sale and distribution of Beverages into Authorized Recipients, to wholesale sellers in the Territory, which sell exclusively to wholesalers in the Territory. Any other distribution methods are subject to the Partnership’s previous approval, in writing;

(e)	have at its disposal, in a permanent way, competent and well-trained administrators, and select, train, maintain and manage all personnel necessary and sufficient, under all aspects, for the full performance of obligations assumed by the Manufacturer in this Agreement, keeping exclusive labor responsibility on the labor contracted.

7. The Parties agree that, for the development and stimulation of the demand in relation to each of the beverages, it is necessary the use of advertising and other forms of marketing activities. The Manufacturer is consequently obligated to assume the advertising and marketing expenses, necessary either to keep or to increase the Beverages demand into the Territory. The Partnership can, at its exclusive discretion, contribute for such advertising and marketing expenses. In addition, the Partnership can also be in charge of any promotional or advertising activity that it deems appropriate into the Territory, at its own expenses. This, however, will not affect, in any way, the Manufacturer’s obligations of providing expenses for advertising and marketing in relation to each of the Beverages, in order to stimulate and develop the demand of each of the Beverages in the Territory.

8. The Manufacturer undertakes to submit to the Partnership, for its previous approval, all advertising and promotion projects related to Trademarks and Beverages, as well as to only use, publish, keep or distribute advertising and promotion materials authorized and approved thereby

9. The Manufacturer undertakes to maintain the consolidated financial capacity that may be reasonably necessary to guaranty its performance of the obligations assumed through this instrument. The Manufacturer must keep records, books and accounts, in good order and accurate, undertaking to provide the Partnership, whenever requested to do so, any financial and accounting information enabling the Partnership to assess whether the Manufacturer is fulfilling its obligations stipulated in this agreement.

10. The Manufacturer undertakes to:

(a)	deliver to the Partnership, once every calendar year, a schedule (hereinafter referred to as “ANNUAL SCHEDULE”) with contents and form acceptable for the Partnership. The Annual Schedule will contain at least the Manufacturer’s management, financial, marketing, promotional and advertising plans, detailedly explaining the activities projected for the following twelve-month period, or for another period, as determined by the Partnership. The Manufacturer must diligently follow the Annual Schedule, whose implementation will provide the Partnership with quarterly reports, or reports with other periodicity, as requested by the Partnership;

(b)	supply monthly reports to the Partnership referring to the sales of each Beverage, containing any data and information which the Partnership may request.

11. The Manufacturer recognizes that the Partnership has entered into or may enter into agreements similar to this Agreement with other parties outside the Territory, and undertakes to operate its businesses so as to avoid conflicts with such other parties, as well as, should any litigations arise with any of such third parties, to employ all its efforts to settle them amicably.

12.	(a)	The Manufacturer, recognizing the resulting advantages for it and for the other parties referred to in item 11 above in keeping a uniform external appearance as to distribution equipment and other equipment and materials used for the activities contemplated by this Agreement, undertakes to accept and use the standards periodically adopted and published by the Partnership, related to models and decorations of trucks and other delivery vehicles, boxes, refrigerators, vending machines and other materials and equipment used in the Beverages distribution and sales, pursuant to this Agreement.

(b)	The Manufacturer further undertakes, moreover, to preserve and replace such equipment at reasonable intervals, and to refrain from suing this equipment to distribute or sell any products not identified by the Trademarks without the Partnership’s previous written consent.

13.	(a)	The Manufacturer is prohibited, without the Partnership’s previous written consent, of preparing, selling or distributing, or give cause to other parties do sell or distribute, any of the Beverages outside the Territory, howsoever it might be done.

(b)	If any of the Beverages prepared, packaged, distributed or sold by the Manufacturer be found in the territory of another authorized manufacturer of the Partnership’s beverages (hereinafter referred to as “IMPAIRED MANUFACTURER”), besides the other measures which the Partnership be entitled to enforce:

1)	The Partnership can, at its sole discretion, immediately cancel the authorization for the Authorized Recipients of the types found in the Impaired Manufacturer’s territory;

2)	The Partnership can require the Manufacturer to pay a cash compensation for the Beverages found in the Impaired Manufacturer’s territory, as recovery of all expenses and other costs incurred by the Partnership and by the Impaired Manufacturer;

3)	The Partnership will be entitled to purchase the Beverages prepared, packaged, distributed or sold by the Manufacturer that be found in the Impaired Manufacturer’s territory, and the

Manufacturer will be obligated to, without prejudice of other obligations contemplated by this Agreement, reimburse the Partnership the amount of the costs incurred with the purchase, transport and/or destruction of such Beverages.

(c)	In case, in the Impaired Manufacturer’s territory, Beverages prepared, packaged, distributed or sold by the Manufacturer are found, the latter will be obligated to make all sale agreements and other records or documents related to such Beverage available for Partnership’s representatives, and must help the Partnership in all investigations related to the sale and distribution of these Beverages outside the Territory;

(d)	The Manufacturer must immediately inform the Partnership if, at any time, it receives from third parties any proposals or offers for the purchase of Beverages which the Manufacturer knows or has reasons to believe that will result in the occurrence of commercialization, sale, resale, distribution or redistribution of Beverages outside the Territory, infringing this Agreement.

IV - MANUFACTURER’S OBLIGATIONS CONCERNING THE TRADEMARKS

14. The Manufacturer recognizes that the Company, as the legitimate owner, has registered at the Industrial Property National Institute the trademarks indicated in Exhibit II of this Agreement.

15. Nothing contemplated by this Agreement will give to the Manufacturer any rights over the Trademarks or the goodwill inherent to them, nor over any labels, drawings, recipients or other visual representations of them, used in connection with such Trademarks. It is hereby agreed and understood by the parties that, through this Agreement, the Manufacturer is granted a temporary permission unconnected with any rights or interests, free of payment of any royalties or fees, to use the referred Trademarks, labels, drawings, recipients or other of their visual representations, only in connection with the preparation, packaging, distribution and sale of the Beverages in Authorized Recipients, it being understood that such use will be in such a way as to result in attributing all goodwill derived therefrom to the Company, as source and origin of such Beverages, and the Company will be absolutely entitled, under any circumstances, to determine the presentation way and other necessary or convenient measures to assure the full enforcement of this item 15.

16. The Manufacturer is prohibited of using or adopting any names, trade names, commercial names, a.k.a. trade names or other commercial designations including the words “Coca-Cola”, “Coca”, “Cola”, “Coke” or any one of them or any other similar name which may cause confusion with them, or any visual or graphic representations of the Trademarks or any other trademarks or industrial property rights held by the Company, without the Company’s or the Partnership’s previous written consent.

17. The Manufacturer undertakes with the Partnership, pursuant to the applicable legislation and during this Agreement validity term, to:

(a)	refrain from preparing, packaging, distributing, selling, commercializing or in any other way holding interests in any beverages other than those prepared, packaged, distributed or sold by the Manufacturer under the Partnership’s authorization, except the indications of Exhibit V or those which the Partnership has previously authorized;

(b)	refrain from preparing, packaging, selling, commercializing or in any other way holding interests in other concentrates, beverage bases, syrups or beverages which may probably be confused or pass by any of the Beverage Bases, Syrups or Beverages;

(c)	refrain from preparing, packaging, distributing, selling, commercializing or in any other way holding interests in any beverages, under any commercial presentation or in any recipients imitating a commercial presentation or recipient over which the Company claims ownership interests or which may probably be confused, cause confusion or be identified by consumers as similar or pass by such commercial presentations or recipients;

(d)	during the present agreement validity term, never manufacture, package, sell, commercialize or have any other type of interests related to any Concentrates, Syrups or Beverages not produced by the Company;

(e)	refrain from, during this Agreement validity term and for a period of one year immediately subsequent to this term, recognizing the valuable rights that the Partnership grants to the Manufacturer pursuant to this Agreement, preparing, packaging, distributing, selling, commercializing or in any other way having any interests in relation to any beverages produced under the name “Cola” (either separately or jointly with other words) or any expressions phonetically equivalent to such name.

This Agreement stipulations apply only to operations in which the Manufacturer is directly involved, but also to those in which it is indirectly involved, through ownership, control, administration, association, agreement or any other means, located both inside and outside the Territory. The Manufacturer undertakes not to purchase or hold, either directly or indirectly, any ownership rights, or to enter into any agreements or other types of commitments with other parties concerning the administration or control of any other legal persons, inside or outside the Territory, which operate in any of the activities object of the prohibition stipulated in this item.

18. This Agreement reflects the parties mutual interest, so that, if:

(a)	a third party which, at the Partnership’s discretion, is directly or indirectly, through ownership, control, administration or other means, involved in activities of preparation, packaging, distribution or sale of any products specified in item 17 of this instrument, acquires or by any other means obtains control or any direct or indirect influence in the Manufacturer’s administration; or

(b)	a natural or legal person having a majority in the Manufacturer’s ownership or direct or indirect control, or that is directly or indirectly controlled either by the Manufacturer or by a third party having control or direct or indirect influence, at the Partnership’s discretion, over the

Manufacturer’s administration, becomes involved in activities of preparation, packaging, distribution or sale of any products specified in item 17 of this instrument; then, the Partnership will be entitled to terminate this Agreement immediately, except if the party making such acquisition described in item (a) above or if the person, entity, firm or company referred to in item (b) above, upon reception of written notice from the Partnership formalizing its intention to terminate the Agreement, as contemplated, agrees to abandon, and effectively does abandon, the activities of preparation, packaging, distribution or sale of such products within a reasonable term, not longer than 6 (six) months, counted as from the notice date.

19.	(a)	If the Partnership, in order to reach this Agreement’s objectives, in compliance with the legislation referring to industrial property registration and licensing, has to register the Manufacturer as a Trademarks registered or licensed user, the Manufacturer must, upon the Partnership’s request, sign any and all agreements and other documents necessary with the purpose of making, altering this registration.

(b)	In case the competent government authorities refuse any requests from the Partnership or from the Manufacturer to register the Manufacturer as a registered or licensed user of any of the Trademarks in respect to any of the Beverages prepared and packaged by the Manufacturer pursuant to this Agreement, the Partnership will be entitled to immediately terminate this Agreement or cancel the authorization related to such Beverages.

(c)	Additionally, the Manufacturer undertakes to provide the Partnership with the cooperation necessary to obtain the registrations related to beverages production and sale.

V - MANUFACTURER’S OBLIGATIONS CONCERNING THE BEVERAGES PREPARATION AND PACKAGING

20.	(a)	The Manufacturer undertakes to use, in the preparation of the Syrup for each one of the Beverages, only the Beverage Bases purchased from the Partnership or from Authorized Suppliers, and to use the Syrups exclusively for the Beverages preparation and packaging, in strict compliance with the written instructions from time to time issued for the Manufacturer by the Partnership, which must be strictly fulfilled. Moreover, the Manufacturer undertakes, in the Beverages preparation, packaging and distribution operations, to permanently obey the manufacturing standards from time to time established by the Partnership, and to allow the Company and the Partnership, their officers, agents and proxies, any time, to access for inspection the factory, premises, equipment and methods used by the Manufacturer for the Beverages preparation, packaging, storage and handling, in order to check whether the Manufacturer is fulfilling this Agreement terms.

(b)	In case the Partnership assesses or becomes aware of any quality problems or other technical problems related to any of the Beverages or Authorized Recipients, the Partnership can require the Manufacturer to take the appropriate steps to immediately remove any of the Beverages from the market. The Partnership will notify the Manufacturer by phone, telegram, telex or any other form of immediate communication, about the Partnership’s decision of requiring the Manufacturer to remove any Beverages from the Market, and the Manufacturer, upon reception of the first notice, will immediately cease the distribution of such Beverages and will take other steps requested by the Partnership in connection with the Beverages removal from the market.

(c)	In case the Manufacturer assesses or becomes aware of the existence of any quality problems or other technical problems related to any of the Beverages or Authorized Recipients, the Manufacturer will immediately notify the Partnership by phone, telegram, telex or another form of immediate communication. The information to be supplied by the Manufacturer when notifying the Company must contain: (1) the involved Beverages identity and quantities, including the Authorized Recipients; (2) code data; (3) any other pertinent data, including information that will help in the search and location of such Beverages.

(d)	The Manufacturer, recognizing the importance of identifying the manufacture source of the Beverages placed in the market, undertakes to use, as soon as there is technology available in the country approved by the Company or by the Partnership, identification codes on all the Beverages packaging materials, including Authorized Recipients and returnable boxes. The Manufacturer further undertakes to install, maintain and use the machines and equipment necessary for the application of these identification codes. The Partnership will from time to time supply to the Manufacturer, in writing, the necessary instructions related to the identification code forms to be used by the Manufacturer and the production and sales records to be kept by the Manufacturer.

(e)	The Manufacturer also undertakes, without prejudice of the other provisions of this Agreement, to remove the Beverage(s) from the market in case any of them be anyhow impaired as to their standards, including in respect of their edulcorating power, both due to the action of time, temperature or of any other factors, as established in the Mixing instructions determined by the Company’s or Partnership’s Quality Assurance Department.

(f)	Moreover, the Manufacturer undertakes to immediately remove from the market, after written notice from the Company or from the Partnership, at its sole account and costs, any and all Beverages whose packagings are not duly coded, after the introduction of the control system referred to in item (d) above.

21. The Manufacturer, at its expenses, will submit to the Partnership samples of the Syrups, of the Beverages and of the materials used to prepare the Syrups and Beverages, following the written instructions from time to time transmitted to it by the Partnership.

22.	(a)	In the Beverages packaging, distribution and sale, the Manufacturer will exclusively use Authorized Recipients, locks, boxes, cards, labels and other packaging materials from time to time approved by the Partnership, which the Manufacturer will purchase exclusively from suppliers authorized by the Partnership to manufacture them, to be used in connection with Trademarks and the Beverages. The Partnership will employ its best efforts to approve two or more manufacturers of such products, it being understood that these approved manufacturers can be located inside or outside the Territory.

(b)	The Manufacturer must inspect such Authorized Recipients, locks, boxes, cards, labels and other packaging materials, and it must use only those fulfilling the standards established by the legislation applicable in the Territory, besides the standards and specifications prescribed by the Partnership. The Manufacturer takes independent responsibility for consequences of the use of such Authorized Recipients, locks, boxes, cards, labels and other packaging materials satisfying such standards.

(c)	The Manufacturer undertakes to keep, permanently, a sufficient inventory of Authorized Recipients, locks, labels, boxes, cards and other packaging materials, in order to fully meet the demand existing in the Territory for each Beverage.

23.	(a)	The Manufacturer recognizes that Beverages demand increases, as well as changes in the Authorized Recipients list, may from time to time require various modifications in respect of its equipment in use for manufacture, packaging, delivery or sale, or require the purchase of additional equipment for manufacture, packaging, delivery or sale. The Manufacture undertakes, therefore, to modify the existing equipment and to purchase and install the additional equipment, as necessary and with sufficient advance, in order to allow the introduction of new Authorized Recipients and the Beverages preparation and packaging, in conformity with the Manufacturer’s continuous obligations of developing, stimulating and fully satisfy, in the Territory, the demand of each one of the Beverages.

(b)	In case the Manufacturer uses returnable Authorized Recipients in the preparation and packaging of all or some of the Beverages, it undertakes to invest the necessary and appropriate capital and to make the expenses that may be necessary from time to time in order to create and maintain a suitable inventory of returnable Authorized Recipients. With the purpose of continuously assuring the quality and appearance of this inventory of returnable Authorized Recipients inventory, the Manufacture also undertakes to replace this inventory, in whole or in part, as it becomes reasonably necessary, and as per the terms of the obligations herein assumed by the Manufacturer.

(c)	The Manufacturer undertakes not to refill or by any other means reuse any returnable Authorized Recipients after their first use.

24. The Manufacturer will be solely responsible, in the fulfillment of its obligations contemplated by this Agreement, for the compliance with all laws and regulations applicable in the Territory, undertaking to immediately inform the Partnership in case there be any norms somehow preventing or limiting the strict fulfillment by the Manufacturer of the instructions transmitted to it by the Partnership by force of this Agreement.

VI - PURCHASE AND SALE CONDITIONS

25. The Manufacturer undertakes, according to the provisions of this Agreement, to purchase exclusively from the Partnership or from Authorized Suppliers the Beverage Bases necessary for the Beverages preparation and packaging.

26.	(a)	The Partnership reserves the right, upon simple notice to the Manufacturer, of establishing, at its sole discretion, the Beverage Bases prices, of appointing one or more Authorized Suppliers for each one of the Beverage Bases, as well as the shipping and payment conditions, as well as, if allowed by the applicable legislation, the payment currency or currencies acceptable by the Partnership and its Authorized Suppliers.

(b)	The Partnership reserves the right, to the extent allowed by the legislation in force in the Territory, of establishing and reviewing, upon written notice sent to the Manufacturer, maximum prices for which each one of the Beverages in Authorized Recipients can be sold by the Manufacturer to retailers, and the maximum retail prices for each one of the Beverages. The parties recognize that the Manufacturer can sell the Beverages to retailers and authorize the Beverage retail sales for prices lower than the maximum prices established or modified by the Partnership, as allowed by this paragraph. The Manufacturer cannot, however, increase the maximum prices established by the Partnership for which the Beverages in Authorized Recipients can be sold to retailers, nor authorize increases in the maximum retail prices established for the Beverages, without previous written approval by the Partnership.

(c)	The Partnership reserves the right of, upon simple written notice to the Manufacturer, change the Authorized Suppliers and reviewing from time to time, whenever wished, at its discretion, the price of any of the Beverage Bases and the shipping conditions.

(d)	Except for the provisions of paragraph (e) of this item, if the Manufacturer does not wish to pay the Beverage Bases modified price for any of the Beverages, it must notify the Partnership in writing within 30 days, counted as from reception of the Partnership’s written notice establishing the new price or prices. In case of refusal, the Manufacturer’s authorization in relation to such Beverage or Beverages will lawfully terminate 3 (three) calendar months after the Partnership’s reception of notice from the Manufacturer. In case of cancellation of the Manufacturer’s authorizations as herein contemplated, the Partnership will no longer have any obligations with the Manufacturer in relation to the Beverage or Beverages whose authorizations were cancelled, and the Partnership will be entitled to grant authorizations to third parties in connection with the preparation, packaging, distribution and sale of that given Beverage or of those given Beverages in the Territory.

(e)	If the Manufacturer does not wish to pay the modified price in respect to the Beverage Bases for one or more Beverages identified by the “Coca-Cola” trademark or any derivations thereof, as better described in Exhibit I, the Manufacturer must notify the Partnership in writing within the term of 30 (thirty) days counted as from reception of the written notice issued by the Partnership modifying the referred price or prices.

In this hypothesis, this Agreement will be lawfully cancelled 3 (three) calendar months after reception of the Manufacturer’s notice.

(f)	Whenever the Manufacturer fails to notice the Partnership as to the modified price of one or more Beverage Bases, as per the terms of paragraphs (d) and (e) of this item, it is understood that the Manufacturer accepted the modified price.

(g)	The Manufacturer undertakes, in relation to each returnable Authorized Recipient or each returnable box delivered to retailers, to charge from the retailers or debit them accordingly the values that the Partnership, upon written notice to the Manufacturer, from time to time establish, keeping these values in deposit; and undertakes, moreover, to employ the reasonable diligent efforts to recover, when empty, all returnable Authorized Recipients and boxes and, when recovering them, reimburse or credit the applicable parties the values of the deposits corresponding to such returnable Authorized Recipients and boxes, if returned without damages and in good conditions.

(h)	Notwithstanding the provisions of letter (a) above, the parties agree that during the present agreement validity the concentrate price will be increased always in the same proportion and at the same time when the Manufacturer increases the sales price of the Beverage that it manufactures. The parties also agree to keep, during the present agreement validity, the calculation methodology of the Concentrate price currently in use and fully disclosed to all Coca-Cola Manufacturers.

VII - AGREEMENT DURATION AND EXPIRATION

27.	(a)	This Agreement will lawfully expire on April 15th, 2004, except if it be terminated before that, as herein contemplated. However, if the Manufacturer fully fulfilled the present Agreement clauses, especially, but without prejudice of the others, those concerning the market development and the full meeting of the Beverage demand in its territory, as well as the strict compliance with hygiene and quality control norms established by the Partnership, making it clear that the Manufacturer is willing and has the means to continue acting like that, then the Manufacturer may request, and the Partnership will accept, that it be renewed for a period equal to that of the present Agreement. The intention of renewing the Agreement and the confirmation to keep its satisfactory fulfillment must be manifested in writing by the Manufacturer to the Partnership, within a minimum term of 6 (six) months and a maximum term of 12 (twelve) months before the Agreement expiration, it being perfectly understood that the Partnership will assess the Manufacturer’s performance along the agreement period, according to the objective criteria pursuant to which the Manufacturers’ agreement obligations fulfillment are usually assessed. Based on such assessment, which must be guided by objective criteria, the Partnership will exercise the exclusive right of deciding whether the Manufacturer’s agreement obligations were satisfactorily fulfilled, and thus will agree or not with the requested renewal. It is herein duly understood that, in case of agreement renewal, the Partnership and the Manufacturer can, by mutual agreement, introduce modifications in the new Manufacture Agreement to be entered into.

(b)	In the cases in which the Manufacturing Agreement is not renewed by the Partnership’s decision, the Partnership will purchase from the

Manufacture, and the Manufacturer will sell to the Partnership, all its production equipment, such as, but limited to, the bottle washer and filler and the can filler, paying the market price for equipment with similar use time, use conditions and maintenance. The price parameters will be obtained by surveying the transactions occurred in the market within the latest six months involving similar equipment. Such transactions will be expressed in National Treasury Bonuses or any other economic indicator in force upon the production equipment purchase by the Partnership, equipment which must be free and unencumbered by any burdens. In case of doubt, written indications from manufacturers of such equipment will be accepted as parameters of price and continued use conditions.

28.	(a)	This Agreement can be terminated by the Partnership or by the Manufacturer, immediately and without obligations of indemnifying for losses and damages, upon written notice sent to the other party by the party entitled to termination:

(1)	If the Partnership, the Authorized Suppliers or the Manufacturer become lawfully unable of obtaining foreign currency to remit abroad to pay for the import of Beverage Bases, ingredients or materials necessary to manufacture Beverage Bases, Syrups or Beverages;

(2)	If any of this Agreement parties loses the necessary requirements pursuant to the laws in force in the Country where the Territory is located and as a result thereof, or if, as a result of the application of any other laws affecting the Agreement, some of this instrument stipulations cannot be lawfully fulfilled, or if, as a consequence, the Syrups can no longer be prepared or the Beverages cannot be prepared or sold according to the instructions issued by the Partnership as per the terms of item 20 above, or if any of the Beverage Bases can no longer be manufactured or sold in accordance with the Partnership’s formulas or with the standards prescribed by the Partnership.

(b)	This Agreement can be immediately terminated by the Partnership, without obligations to indemnify for losses and damages:

1)	If the Manufacturer becomes insolvent or if its bankruptcy is requested or confessed and the confession application is not withdrawn within 120 (one hundred and twenty) days, if the Manufacturer decides for its dissolution, is a judicial dissolution or intervention order is issued against the Manufacturer, if a liquidator is appointed to administrate the Manufacturer’s businesses, or if the Manufacturer enters into a judicial or extra-judicial general composition process with its creditors, such as a reorganization process, or if it establishes with them any similar understandings or makes any assignments in benefit of creditors;

2)	In case of dissolution, nationalization or expropriation of the Manufacturer, or in case of seizure of the Manufacturer’s assets employed in production or distribution.

29.	a)	This agreement can also be terminated, by the Partnership or by the Manufacturer, if the other party fails to fulfill one or more of the terms, commitments and conditions of this Agreement, and does not cure this infringement within 60 (sixty) days after such party receives written notice of such infringement.

b)	Besides the other reparation methods to which the Partnership is entitled by force of this Agreement, if at any time the Manufacturer fails to follow the instructions or to keep the standards prescribed by the Partnership or required by the laws applicable in the Territory concerning the preparation of Syrups or Beverages, the Partnership will be entitled to prohibit the Syrups or Beverages production until the infringement correction, at the Partnership’s discretion, and the Partnership can require the removal from the market of any Beverages not manufactured according to or not in conformity with these instructions, standards or legal requirements, and the Manufacturer undertakes to immediately comply with such prohibition or requirement of the Partnership, bearing the corresponding expenses.

30. In case of occurrence of this Agreement term expiration or advance termination:

(a)	The Manufacturer will immediately cease the Beverages preparation and packaging activities, and will cease to use, in any way, the Trademarks, Authorized Recipients, boxes, locks, labels, packaging or advertising materials used by or destined for use by the Manufacturer in connection with the Beverages preparation, packaging, distribution and sale;

(b)	The Manufacturer must immediately remove and erase, from its premises, delivery vehicles, sales equipment and other equipment, from its business stationery and advertising material used or stored by the Manufacturer, all references to the Partnership, the Beverages and the Trademarks; and the Manufacturer from then on will no longer anyhow indicate that it has any connections with the Company, the Partnership, the Beverages or the Trademarks;

(c)	The Manufacturer will immediately deliver to the Partnership or to a third party, according to the Partnership’s instructions, all Beverage Bases, Beverages in Authorized Recipients, usable Authorized Recipients bearing the Trademarks or any of them, boxes, locks, labels, packaging and advertising material for the Beverages still under the Manufacturer’s possession or under its control; and the Partnership, upon delivery of these assets, in fulfillment of the referred instructions, must pay to the Manufacturer an amount equal to the reasonable market value of these supplies or materials, it being understood that the Partnership will only accept and pay for the supplies and materials in first-class conditions and perfectly usable; it being further understood that all Authorized Recipients, locks, labels, packaging and advertising materials unsuitable for use according to the Partnership’s standards will be destroyed by the Manufacturer without any cost for the Partnership; and it is further understood that if the Agreement be terminated pursuant to items 18 or 28(a) or as a result of any of the circumstances contemplated by item 35 (including termination by force of law) or if the Agreement be terminated by the Manufacturer for any other reasons not contemplated by items 26 or 29, the Partnership shall have the option, but not the obligation, of purchasing from the Manufacturer the aforementioned supplies and materials; and

(d)	All rights and obligations herein stipulated shall expire, cease and end, except the provisions dealing with the Manufacturer’s obligations related to the Trademarks and with the other obligations established in items 14, 15, 16, 19(a) and 30, all of which will continue in full force and effect. However, it is understood that this provision will not affect any rights that the Partnership may have against the Manufacturer in respect to claims based on the non-payment of any debts of the Manufacturer with the Partnership or its Authorized Suppliers.

31. Besides the other measures available for the Partnership, in case of any infringement of this Agreement terms, commitments and conditions committed by the Manufacturer, when such infringement is related only with the preparation, packaging, distribution and sale by the Manufacturer of any of the Beverages, but not of all of them, the Partnership can opt for canceling the authorization granted to the Manufacturer as per the terms of this Agreement, only in respect to such Beverage or Beverages. In case of cancellation of the authorization granted to the Manufacturer as per the terms of this item, the Partnership will no longer have any obligations with the Manufacturer concerning the Beverage or Beverages whose authorization was cancelled, and the Partnership will keep the right of granting authorizations to third parties in connection with the preparation, packaging, distribution and sale of such Beverages in the Territory.

VIII - GENERAL PROVISIONS

32. It is hereby expressly understood and recognized by the parties that this Agreement was entered into by the Company and by the Partnership “intuito personae”, that is, with specific fundaments on the identity, character and integrity of the Manufacturer’s owners, controllers and administrators, which assures to have transmitted to the Partnership, before the execution of this instrument, full and complete information about the owners and any third parties having rights, interests, control, direction or any other type of influence over the Manufacturer. Therefore, the Manufacturer undertakes and commits itself, before the Partnership:

(a)	not to assign, transfer, lien or in any other way burden this Agreement or any of its advantages, in whole or in part, in benefit of third parties, without the Partnership’s previous written consent;

(b)	not to delegate to third parties, in whole or in part, the performance of this Agreement, without the Partnership’s previous written consent;

(c)	to immediately notify the Partnership upon the occurrence or as soon as it becomes aware of third-party acts that may result in the Manufacturer’s ownership or control modification;

(d)	from time to time, to make available for the Partnership, upon the latter’s request, complete records related to the Manufacturer’s ownership updated status and complete information about any third parties which directly or indirectly have control over the Manufacturer;

(e)	not to start or implement any such changes or the Manufacturer’s ownership or control, nor consent or authorize their occurrence, without the Partnership’s previous written consent, to the extent that the Manufacturer has legal control over such changes;

(f)	in case the Manufacturer is organized under the form of partnership, not to alter the composition of such partnership without the Partnership’s previous written consent.

The contracting parties expressly stipulate that any violation by the Manufacturer of the obligations inserted in this item shall entitle the Partnership to terminate this Agreement immediately; and, moreover, in view of the extremely personal nature of this Agreement, they agree that the Partnership will be entitled to terminate it if any third parties obtains a direct or indirect interest in the Manufacturer’s ownership or control, even if the Manufacturer does not have any means to prevent this change, in case the Partnership understands, at its sole discretion, that such change would allow such third party to exercise influence over the Manufacturer’s administration or substantially alter the Manufacturer’s capability of exactly fulfilling this Agreement terms, obligations and conditions.

33. The Manufacturer, before issuing, offering, selling, transferring, commercializing or exchanging shares of its stock or any other ownership titles, as well as its obligations, debentures or the purchase and sale of such titles, is obligated to obtain the Partnership’s written authorization, whenever the Manufacturer uses, in this respect, the Company’s or the Partnership’s name or the Trademarks or any description of its relationship with the Company or with the Partnership, in any leaflets, advertisement or other promotion methods. The Manufacture is prohibited of using the Company’s or the Partnership’s name or the Trademarks or any description of its commercial relationship with the Partnership in any leaflet or advertisement used in connection with operations of purchase, by the Manufacturer, of shares or other documents belonging to third parties, without previously obtaining the Partnership’s written approval.

34. The Company or the Partnership can assign their rights or delegate their duties and obligations derived from this Agreement to one or more subsidiaries or affiliated companies, upon written notice to the Manufacturer. It hereby excepted, however, that the delegation will not exempt the Company or the Partnership of any of their obligations stipulated in this Agreement.

35. Neither the Partnership nor the Manufacturer will be considered in default in relation to any of their obligations herein stipulated if such fault be caused by or derived from:

(a)	strikes, blacklisting, boycott or sanctions, whatever their reasons might be;

(b)	force majeure or acts of God, acts of hostility, application of law (including the cancellation of the necessary government authorization for any of the parties to fulfill this Agreement clauses and conditions), embargoes, quarantine, turmoil, insurrection, declared war or not, state of war or belligerence, or risks or hazards resulting therefrom; or

(c)	any other causes beyond their control.

In case the Manufacturer become unable of fulfilling its obligations as a consequence of any of the events mentioned in this item, and during the duration time of such incapacity, the Partnership will be exempt of its obligations contemplated by items 4 and 5; however, if one of such defaults persists for a minimum period of six (6) months, any of the parties can terminate this Agreement.

36.	(a)	The Partnership reserves the sole and exclusive right of filing any proceeding or action, civil, administrative or criminal, and in general of taking or requesting any legal step deemed necessary for the protection of its reputation and industrial property rights, as well as for the protection of the Beverage Bases, Syrups and Beverages, and for the defense of any action affecting them. Upon the Partnership’s request, the Manufacturer will cooperate in such actions or proceedings. The Manufacturer will not be entitled to claim anything against the Partnership as a consequence of such actions or proceedings or due to any possible failures of the Partnership in filing such actions or proceedings or in defending against them. The Manufacturer will immediately notify the Partnership as to any litigation or proceeding filed or to be filed in relation to those matters. The Manufacturer will not file any judicial or administrative proceeding against third parties which may involve the Company’s or the Partnership’s interests, without the Partnership’s previous written consent.

(b)	The Company has the sole and exclusive right of filing all proceedings and actions related to the Trademarks, as well as the duty of submitting defense in proceedings referring to the same matter. The Company can file any of these proceedings, and submit defense concerning them in its own name, or request the Manufacturer to file a lawsuit or action or submit defense concerning them, in its own name or jointly with the Partnership or with the Company.

(c)	The Manufacturer agrees to consult with the Partnership whenever it is called to answer proceedings or actions based on alleged product defects, in relation to the Beverages or to the Authorized Recipients, and to take reasonable steps requested by the Partnership in respect to the defense against such actions or claims, in order to protect the Company’s and the Partnership’s interests as to the Beverages or Authorized Recipients and to the commercial reputation associated to the Trademarks.

(d)	The Manufacturer will indemnify and render harmless the Company and the Partnership, their affiliates and subsidiaries, and their respective officers, administrators and employees, against any costs, expenses, damages, claims, obligations and responsibilities, whatever they may be, if derived from acts not attributable to the Company and to the Partnership, such as, but not limited to, costs and expenses incurred for the composition by settlement, which may result from the Beverages preparation, packaging, distribution, sale or promotion by the Manufacturer, including costs resulting from default events, due to guilt or not, practiced by the Manufacturer, its distributors, suppliers and wholesalers.

37. The Manufacture undertakes with the Partnership:

(a)	not to make any statements or transmit information to government authorities or to any third parties involving the Beverage Bases, the Syrups or the Beverages without the Partnership’s previous written consent;

(b)	to keep strictly confidential, permanently, both during this Agreement validity and afterwards, all secret and confidential information, among which, but not limited to, those referring to techniques and instructions for mixtures, sales, marketing and distribution information, plans and projects related to this Agreement object, that the Partnership may transmit to the Manufacturer or that be somehow taken to its knowledge, and to take the appropriate steps to assure that such information will only be provided to employees also committed to confidentiality obligations pursuant to this item.

(c)	that, upon the occurrence of this Agreement term expiration or advance termination, the Manufacturer will take the necessary steps to deliver to the Partnership, complying with instructions that will then be given to it, all written materials, graphic materials or materials of other nature which contain or represent any information subject to the confidentiality and secrecy norms herein stipulated.

38. In case any provision of this Agreement be or become lawfully ineffective or null, the validity and effectiveness of the other provisions will not be affected; however, it is understood that the ineffectiveness or nullity of such provisions will not unduly prevent or impair the fulfillment of this Agreement or the Trademarks ownership or validity. The termination right contemplated by item 28(a)(2) will remain valid, notwithstanding the contents of this provision.

39.	(a)	As to the matters related mentioned in this instrument, this Agreement is the sole agreement between the Company, the Partnership and the Manufacturer, canceling any previous pacts between the parties, or any nature whatsoever, about the same matters, except to the extent in which such pacts can encompass agreements and other documents reached by the norms of item 19 of this instrument; however, it is understood that any written statements made by the Manufacturer, on which the Partnership based itself to enter into this Agreement, will remain obligatory for the Manufacturer.

(b)	any renunciation to rights herein contemplated, alterations, modifications or additions to this Agreement and to any of its provisions, will not be obligatory for the Partnership and for the Manufacturer, except when signed by the Partnership’s and the Manufacturer’s duly authorized representatives.

(c)	the written notices issued based on this Agreement will be sent by cable, telegram, telex or fac-simile, delivered in person or by registered letter, and will be deemed as received on the date on which such notices be sent, such registered letter be posted or such notice delivered in hands be delivered. Such written notices will be addressed to the latest known address of the addressee. Any change of address by any of the parties must be immediately communicated to the other party in writing.

Partnership:

Praia do Botafogo, 374 - 12(0) andar, parte Rio de Janeiro - RJ
Manufacturer:
Av. Engenheiro Alberto de Zagottis, 352 Jurubatuba São Paulo - SP
Company:
P.O. Drawer 1734 Atlanta - GA, 30301 USA

40. The Partnership failure in immediately exercising any rights conferred upon it by this Agreement, or in requiring strict performance of any obligations herein assumed by the Manufacturer, will not be deemed as renounce to such rights or of the right of subsequently requiring the exact fulfillment of any and all obligations of the Manufacturer pursuant to this Agreement.

41. The Manufacturer is an independent producer and not an agent or representative of the Partnership. The Manufacturer undertakes to never claim to be an agent of the Partnership, nor to pretend to be one.

42. The headings used in this instrument are only for the parties convenience, and will not affect this Agreement interpretation.

43. This Agreement will be governed by and construed pursuant to the laws of the Federative Republic of Brazil. The Central Courts of the city of Rio de Janeiro, State of Rio de Janeiro, are herein appointed by the parties as the only competent ones to analyze and settle any controversies derived from this Agreement, and both parties expressly renounce to all other Courts, no matter how privileged they might be,

44. The attached Exhibits and Tables are considered, for all purposes, as integral parts of this Agreement and will be signed by the Partnership’s and the Manufacturer’s authorized representatives.

IN WITNESS WHEREOF, the parties execute the present instrument in three counterparts of equal tenor, jointly with the two undersigned witnesses.

Partnership:	COCA-COLA INDÚSTRIAS LTDA.

(illegible signature)

Manufacturer:	SPAL - Industria Brasileira de Bebidas S.A.

(illegible signature) - Marco Aurelio Eboli - Legal Vice President

SPAL - Indústria Brasileira de Bebidas S.A.

(illegible signature) - Oswaldo Orsolin - Executive Vice President

Company:	THE COCA-COLA COMPANY (Intervening Party)

(illegible signature) - Vice President

WITNESSES:

This page is an integral part of the Manufacturing Agreement entered into between COCA-COLA INDÚSTRIAS LTDA. and SPAL - INDÚSTRIA BRASILEIRA DE BEBIDAS S.A., on April 16th, 1999.

(It contains, on all pages of the document submitted, a stamp as follows: LEGAL DEPARTMENT (illegible initials)).

RWC:mvo SAO PAULO

DATE: April 16, 1999

EXHIBIT I

BEVERAGES:

COCA-COLA

FANTA LARANJA

FANTA UVA

SPRITE

GUARANÁ TAÍ

KUAT

SIMBA GUARANÁ

KINLEY SODA

KINLEY TÔNICA

COCA-COLA INDÚSTRIAS LTDA.

(signed)

SPAL - INDÚSTRIA BRASILEIRA DE BEBIDAS S.A.

Name: MARCO AURÉLIO ÉBOLI (signed) TITLE: Legal Vice President

Name: OSWALDO ORSOLIN (signed) TITLE: Executive Vice President

RWC:mvo SAO PAULO

DATE: April 16, 1999

EXHIBIT II

TRADEMARKS

In conformity with the Manufacturing Agreement entered into between COCA-COLA INDUSTRIAS LTDA. (hereinafter referred to as “PARTNERSHIP”) and SPAL - INDUSTRIA BRASILEIRA DE BEBIDAS S.A. (hereinafter referred to as “MANUFACTURER”, with the intervening of The Coca-Cola Company (hereinafter referred to as “COMPANY”), on April 16, 1999, the trademarks of the COMPANY mentioned in paragraph “B” are the following:

TRADEMARKS

COCA-COLA

FANTA

SPRITE

GUARANÁ TAÍ

KUAT

SIMBA

KINLEY

And all commercial presentations and translations concerned the referred trademarks.

COCA-COLA INDÚSTRIAS LTDA.

(signed)

SPAL - INDÚSTRIA BRASILEIRA DE BEBIDAS S.A.
Name: MARCO AURÉLIO ÉBOLI (signed) TITLE: Legal Vice President

Name: OSWALDO ORSOLIN (signed) TITLE: Executive Vice President

RWC:mvo SAO PAULO

DATE: April 16, 1999

EXHIBIT III

LIST OF AUTHORIZED RECIPIENTS

KS 10 oz-	Glass bottle containing 290 ml returnable, with ACL

KS 12oz	Glass bottle containing 355 ml returnable, with ACL

PET -	Tereflalato Polyethylene bottle containing 600 ml, non-returnable, with plastic label.

PET -	Tereflalato Polyethylene bottle containing 1000 ml, non-returnable, with plastic label.

PET -	Tereflalato Polyethylene bottle containing 2000 ml, non-returnable, with plastic label.

(*) BAG-IN-BOX	Flexible plastic bag, with characteristic adapters and valves, non-returnable, for beverage syrup of 5, 10 and/or 18 liters, packed in protecting box made of adequate material.

CAN -	Recipient in metallic material containing 350 ml with characteristic enameled lithography.

(*) AS PER THE POST-MIX SPECIFIC AUTHORIZATION LIST
PRODUCTS / SIZES PRODUCED BY THE FRANCHISE
PRODUCTS	KS	KS	PET	PET	PET	BAG-IN- BOX	BAG-IN- BOX	BAG-IN- BOX	CAN

	290 ml	355 ml	600 ml	1000 ml	2000 ml	5 L	10 L	18 L	350 ml

Coca-Cola	X		X	X	X		X	X	X

Fanta Laranja	X		X	X	X		X	X	X

Fanta Uva	X		X	X	X		X		X

Sprite		X	X	X	X		X	X	X

Guaraná Taí		X			X				X

Kuat		X	X	X	X		X	X	X

Simba Guaraná					X

Kinley Soda									X

Kinley Tônica									X

COCA-COLA INDÚSTRIAS LTDA.

(signed)

SPAL - INDÚSTRIA BRASILEIRA DE BEBIDAS S.A.

Name: MARCO AURÉLIO ÉBOLI (signed) TITLE: Legal Vice President

Name: OSWALDO ORSOLIN (signed) TITLE: Executive Vice President

RWC:mvo SAO PAULO

DATE: April 16, 1999

EXHIBIT IV

The following listed recipients are exceptions to provisions of Clause 2, in the specific part in which it foresees the possibility of canceling its authorization, during the duration of the Agreement.

KS 10 oz-	Glass bottle containing 290 ml returnable, with ACL

KS 12oz	Glass bottle containing 355 ml returnable, with ACL

COCA-COLA INDÚSTRIAS LTDA.

(signed)

SPAL - INDUSTRIA BRASILEIRA DE BEBIDAS S.A.
Name: MARCO AURÉLIO ÉBOLI (signed) TITLE: Legal Vice President

Name: OSWALDO ORSOLIN (signed) TITLE: Executive Vice President

RWC:nmp SAO PAULO

DATE: July 26, 2001

EXHIBIT V

According to provisions of paragraph (a) of Clause 17, the MANUFACTURER reserves the right of commercializing the products following described:

AGUA MINERAL CAMANDUCAIA

AGUA MINERAL CRYSTAL SPAL

FLASH POWER

Note:	Concerning the FLASH POWER product, the authorization for its commercialization is conditioned to a period of 1 (one) year, from its introduction, according to the correspondence forwarded by CCIL to SPAL on July 26, 2001.

COCA-COLA INDÚSTRIAS LTDA.

(signed)

SPAL - INDUSTRIA BRASILEIRA DE BEBIDAS S.A.

Name: MARCO AURÉLIO ÉBOLI (signed) TITLE: Legal Vice President

Name: OSWALDO ORSOLIN (signed) TITLE: Executive Vice President

RWC:mvo SAO PAULO

POST-MIX AUTHORIZATION LIST

PLACE:	Rio de Janeiro

Date:	April 16, 1999

AUTHORIZATION CONCERNING THE SYRUPS FOR POST-MIX BEVERAGES

According to provisions of item 3 of the Manufacturing Agreement entered into between COCA-COLA INDUSTRIA LTDA. (hereinafter referred to as “PARTNERSHIP”) and the subscribed Manufacturer, in force from April 16, 1999, the Partnership does hereby authorize the Manufacturer, with no exclusivity, to prepare, pack, distribute and sell syrups for the following Beverages:

COCA-COLA FANTA KUAT SPRITE

(which hereinafter are referred to as “Syrups for Post-Mix”) to retail sellers into the Territory for the supply of Beverages through Post-Mix Distributing Machines in retail establishments or surroundings and further to operate Post-Mix Distributing Machines and sell the Beverages supplied by such Machines directly to consumers, subject to the following conditions:

a)	The Manufacturer cannot sell Syrups for Post-Mix to a retailer for use in any Post-Mix Distributing Machine, unless:

(i)	it exists the adequate and safe supply of drinkable water;

(ii)	all Post-Mix Distributing Machines are approved by the Partnership and meet, under all aspects, the hygiene standards and others standards stipulated by the Partnership in writing and indicated to the Manufacturer, concerning the preparation, package and sale of Post-Mix Syrups;

(iii)	the Beverages supplied through the Post-Mix Supplying Machines strictly meet the instructions for the preparation of Beverages from Post-Mix Syrups periodically dispatched by the Partnership to the Manufacturer.

b)	The Manufacturer is obligated, at its own expenses, to pick samples of the Beverages supplied through the Post-Mix Supplying Machines operated by retailers, to which the Manufacturer had supplied Post-Mix Syrups or that are operated by the Manufacturer, according to the instructions and in intervals stipulated and communicated thereto by the Partnership, in writing, and shall submit such samples to the Partnership for examination.

c)	The Manufacturer, at its own initiative and under its responsibility, shall immediately interrupt the sale of Post-Mix Syrups to any retailer that does not meet the standards forecasted by the Partnership.

d)	The Manufacturer will cease the sale of Post-Mix Syrups to any retailer, when notified by the Partnership that any of the Beverages supplied through the Post-Mix Supplying Machine installed in the establishment of such retailer and surroundings does not meet the standards determined by the Partnership for Beverages or that the Post-Mix Supplying Machine is not the type approved by the Partnership.

e)	The Manufacturer is obligated to:

(i)	sell and distribute the Post-Mix Syrups only in recipients like the ones approved by the Partnership and use only labels approved by the Partnership;

(ii)	exercise all its influence to convince the retailers to use standard glasses, made of glass or paper or other recipient, approved by the Partnership, so that the Beverages served to the consumer are adequately identified and served in attractive and hygienic recipient.

Except for modifications made herein, all terms, commitments and conditions contained in the referred Manufacturing Agreement are applied to the supplementary authorization granted to the Manufacturer to prepare, pack, distribute and sell the Syrups for Post-Mix and, in this respect, it is expressly agreed among the Parties that all terms, conditions, duties and obligations on the part of the Manufacturer, pursuant to the referred Manufacturing Agreement, are incorporated to this instrument by reference and, unless otherwise indicated in the context or another interpretation is required, any references made to the term “Beverages” in the Manufacturing Agreement should be extended to the expression “Syrups for Post-Mix” for the objectives of this supplementary authorization granted to the Manufacturer.

This authorization can be cancelled by any of the Parties upon written notice with 90 (ninety) days in advance, with no prejudice of its automatic resolution with the termination or anticipated rescission of the referred Manufacturing Agreement.

This authorization cancels and substitutes any other one existing between the Partnership and the Manufacturer, in which refers to the matter of this Post-Mix List.

PARTNERSHIP:	COCA-COLA INDÚSTRIAS LTDA. (signed)

MANUFACTURER:	SPAL - INDÚSTRIA BRASILEIRA DE BEBIDAS S.A.

Name: MARCO AURÉLIO ÉBOLI (signed) TITLE: Legal Vice President

Name: OSWALDO ORSOLIN (signed) TITLE: Executive Vice President

COMPANY:	THE COCA-COLA COMPANY (Intervening Party) Vice President (signed)